Free Writing Prospectus to Preliminary Pricing Supplement No. 2,433

Registration Statement Nos. 333-275587; 333-275587 -01

Dated May 31, 2024; Filed pursuant to Rule 433

Morgan Stanley

3-Year Worst-of AAPL, GOOG, AMZN and MSFT Contingent Income Buffered Auto-Callable Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying stocks:	Apple Inc. common stock (AAPL), Alphabet Inc. class C capital stock (GOOG), Amazon.com, Inc. common stock (AMZN) and Microsoft Corporation common stock (MSFT)
Early redemption:

Beginning after one year, if the determination closing price of each underlying stock is greater than or equal to its respective initial share price on any monthly redemption determination date, the securities will be automatically redeemed

Contingent monthly coupon:	9.55% per annum
Coupon threshold level:	60% of the initial share price for each of the underlying stocks
Buffer amount:	20%
Redemption determination dates:	Beginning after one year, monthly
Coupon payment dates:	Monthly
Pricing date:	June 25, 2024
Final observation date:	June 25, 2027
Maturity date:	June 30, 2027
CUSIP:	61776MEK7
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1666268/000183988224017195/ms2433_424b2-10454.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity[1] (if the securities have not been previously redeemed)
Change in Worst Performing Underlying Stock	Payment at Maturity (excluding any coupon payable at maturity)
+40%	$1,000.00
+30%	$1,000.00
+20%	$1,000.00
+10%	$1,000.00
0%	$1,000.00
-10%	$1,000.00
-20%	$1,000.00
-21%	$990.00
-30%	$900.00
-40%	$800.00
-50%	$700.00
-60%	$600.00
-70%	$500.00
-80%	$400.00
-90%	$300.00
-100%	$200.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Stocks

For more information about the underlying stocks, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities provide a minimum payment at maturity of only 20% of your principal.

●The securities do not provide for the regular payment of interest and may pay no interest over the entire term of the securities.

●The contingent monthly coupon, if any, is based only on the determination closing prices of the underlying stocks on the related monthly observation date at the end of the related interest period.

●Investors will not participate in any appreciation in the price of any underlying stock.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Reinvestment risk.

●Investing in the securities is not equivalent to investing in the common stock of Apple Inc., the class C capital stock of Alphabet Inc., the common stock of Amazon.com, Inc. or the common stock of Microsoft Corporation.

●The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 3-year term of the securities.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is approximately $961.30 per security, or within $45.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Hedging and trading activity by our affiliates could potentially affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Shares

●You are exposed to the price risk of each of underlying stock, with respect to both the contingent monthly coupons, if any, and the payment at maturity.

●Because the securities are linked to the performance of the worst performing underlying stock, you are exposed to greater risks of receiving no contingent monthly coupons and sustaining a loss on your investment than if the securities were linked to just one underlying stock.

●No affiliation with Apple Inc., Alphabet Inc., Amazon.com, Inc. or Microsoft Corporation.

●We may engage in business with or involving Apple Inc., Alphabet Inc., Amazon.com, Inc. or Microsoft Corporation without regard to your interests.

●The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stocks.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.